Filed Pursuant to Rule 424(b)(3)
Registration No. 333-180356

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 22 DATED APRIL 1, 2014
TO THE PROSPECTUS DATED APRIL 12, 2013

This document supplements, and should be read in conjunction with, our prospectus dated April 12, 2013, as supplemented by Supplement No. 19 dated March 11, 2014, Supplement No. 20 dated March 17, 2014, and Supplement No. 21 dated March 24, 2014. The purpose of this supplement is to disclose:

•	our daily net asset value per share for our Class A shares and Class B shares for the month of March 2014; and

•	the distribution declared by our board of directors for our Class A shares and Class B shares for the second quarter of 2014.

Historical NAV per Share
The following table sets forth the net asset value, or NAV, per share for the Class A and Class B shares of our common stock on each business day for the month of March 2014:

Date	NAV per Class A Share	NAV per Class B Share
March 3, 2014	$12.28	$12.34
March 4, 2014	$12.30	$12.36
March 5, 2014	$12.29	$12.35
March 6, 2014	$12.28	$12.34
March 7, 2014	$12.27	$12.33
March 10, 2014	$12.27	$12.33
March 11, 2014	$12.28	$12.35
March 12, 2014	$12.29	$12.35
March 13, 2014	$12.28	$12.35
March 14, 2014	$12.29	$12.35
March 17, 2014	$12.28	$12.35
March 18, 2014	$12.29	$12.36
March 19, 2014	$12.27	$12.33
March 20, 2014	$12.28	$12.34
March 21, 2014	$12.29	$12.35
March 24, 2014	$12.29	$12.35
March 25, 2014	$12.30	$12.37
March 26, 2014	$12.29	$12.35
March 27, 2014	$12.30	$12.36
March 28, 2014	$12.31	$12.37
March 31, 2014	$12.33	$12.39
Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.
Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.
Distribution Declaration
Our board of directors authorized and declared daily cash distributions of $0.00169307 per share for the period commencing on April 1, 2014 and ending on June 30, 2014 for each outstanding share of Class A and Class B common stock (as adjusted for any class-specific expenses). The distributions will be distributed and paid monthly in arrears.